FOR IMMEDIATE RELEASE

Investor & Media Contact:

John Bluth Executive Director

Corporate Communications & Investor Relations CV Therapeutics, Inc.

(650) 384-8850

CV THERAPEUTICS REAFFIRMS FINANCIAL GUIDANCE

PALO ALTO, Calif., August 7, 2007 – CV Therapeutics, Inc. (Nasdaq: CVTX) today reaffirmed its financial guidance for the second half of 2007 and the first half of 2008. As announced last week, the Company estimates that operating expenses, not including cost of sales, will be approximately $105 to $110 million for the second half of 2007.

This figure only provides guidance on operating expenses. Product and collaboration revenues, which are not reflected in this operating expense figure, would offset a portion of operating expenses.

In the second quarter of 2007, the Company reported $25.4 million in total revenue, including $15.3 million in net product revenue for Ranexa® (ranolazine extended-release tablets). The $15.3 million in net product revenue in the second quarter of 2007 represented an increase of 28 percent from the first quarter of 2007. Net product revenue in the first quarter of 2007 increased 33 percent from the fourth quarter of 2006.

For purposes of illustration only, if the Company’s operating expenses, not including cost of sales, for the third quarter of 2007 were approximately $50 million, consistent with current guidance, and net product and collaboration revenues were consistent with the second quarter of 2007 (excluding the $7.0 million in collaborative revenue associated with the milestone payment we received from Astellas Pharma US, Inc. (Astellas) in the second quarter of 2007), the Company’s net loss would be approximately $35 million in the third quarter of 2007.

The Company also reaffirmed that, after the restructuring completed in the second quarter, its current cash position should be sufficient for approximately two years of operations, assuming that prescriptions for Ranexa continue to grow at the rate observed prior to the publication of the MERLIN TIMI-36 clinical study in April 2007, and assuming that regadenoson is approved by the FDA in 2008 and that the Company receives modest royalties under the licensing and collaboration arrangement with Astellas for that program.

At June 30, 2007, the Company had cash, cash equivalents, marketable securities and restricted cash of approximately $223.7 million.

CV Therapeutics, Inc. 3172 Porter Drive Palo Alto, CA 94304 Tel 650.384.8500 Fax 650.858.0390 www.cvt.com

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved product, Ranexa® (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, and CVT-6883, which is being developed as a potential treatment for cardiopulmonary diseases. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to operating expenses, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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CV Therapeutics, Inc. 3172 Porter Drive Palo Alto, CA 94304 Tel 650.384.8500 Fax 650.858.0390 www.cvt.com